Exhibit 3.21

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

BEFORE PAYMENT OF CAPITAL

OF

LSI OHIO, INC.

The undersigned, being the sole incorporator of LSI Ohio, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), incorporated on March 31, 2010, does hereby certify:

FIRST: That Article FIRST of the Certificate of Incorporation of the Corporation be amended to read as follows:

“FIRST: The name of the corporation is La Senza, Inc.”

SECOND: That no directors and officers of the Corporation have been appointed and the Corporation has not received any payment for any of its stock.

THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have signed this Certificate of Amendment as of the 8th day of April, 2010.

/s/ Ted B. Hipsher
Ted B. Hipsher, Incorporator